Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

INSULET CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 Par Value Per Share	Rule 457(a)	100,000 (2)	$132.25 (3)	$13,225,000 (3)	$147.60 per $1,000,000	$1,952.01
Total Offering Amounts					$13,225,000 (3)		$1,952.01
Total Fee Offsets							—
Net Fee Due							$1,952.01
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Insulet Corporation that may be issued pursuant to the Insulet Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)    Represents 100,000 shares of Common Stock reserved for issuance under the Plan.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Stock Market, on October 30, 2023.